Exhibit 4 (a).23

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 46

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 1

1.	In Article 1 of the License,a fter the definition of “Subscriber”, shall come:

“	“Dormant
Subscriber ”	a Subscriber that fulfills all of the following conditions:

(a)	Has not received and not made use of MRT service for at least one year, as of 1 January 2008;

(b)	Does not pay the Licensee any fixed tariffs;

(c)	Does not have an agreement with the Licensee for a fixed period program.

Amendment of Article 71

2.	In Article 71.1 of the License,

a.	the words “in writing” shall be deleted

b.	at the end shall come “For that purpose, the Subscriber may request so in writing from the Licensee, including by facsimile or electronic e-mail”.

3.	In Article 71.2 of the License, instead of ” after the day of receiving the notification by the Licensee” shall come “the date of notification to the Licensee”.

4.	After Article 71.2 of the License, shall come:

“71.3 The Licensee shall publish on its website and in the invoice it sends to the Subscriber, the facsimile number and the electronic e-mail address, through which the Subscriber may request Termination of Service from the Licensee”.

Addition of Article 71A

5.	After Article 71 of the License shall come:

“ 71A	Blocking MRT Terminal Equipment

71A.1	The Licensee shall record the identity number of the MRT terminal equipment, except for MRT terminal equipment that works on IDEN technology (hereinafter in this article “MRT terminal equipment”) of the subscriber:

(a)	at the time the MRT terminal equipment is supplied to the subscriber, at the time the subscriber signs or renews a subscriber agreement, including when MRT terminal equipment is exchanged, upgraded or repaired;

(b)	In the case of MRT terminal equipment that was not supplied to the subscriber by the Licensee, the Licensee shall make reasonable efforts to advise subscribers that they may record the terminal equipment identification number with the Licensee;

(c)	At the request of the subscriber from the Licensee; the subscriber’s request can be made by telephone after the Licensee has verified the credibility of the request.

71A.2	If a subscriber notifies the Licensee that his terminal equipment has either been lost or stolen, the Licensee shall block the terminial equipment of the subscriber that was recorded as set forth in Article 71A.1, free of charge and no later than thirty (30) minutes after verifying the credibility of the subscriber’s request. For this Article- “Block” –cancelling the possibility of MRT terminal equipment receiving MRT services.

71A.3	The Licensee shall provide the details of terminal equipment it has blocked, to any other MRT licensee, no later than one working day after the execution set forth in Article 71A.2.

71A.4	The Licensee is not allowed to supply MRT services to terminal equipment it or another MRT licensee has blocked.

71A.5	The Licensee shall cancel the blocking to the terminal equipment it has blocked, after receipt of a request in writing from the subscriber; the cancellation of the blocking shall be done no later than one working day after the Licensee has verified the credibility of the request, unless the subscriber has specifically noted another later date. For this matter, in writing, including by facsimile or electronic e-mail.

71A.6	The Licensee shall publish its obligations to all its subscribers regarding the possibility of blocking MRT terminal equipment, the methods for recording the identification number of the terminal equipment with the Licensee and the application process for the blocking; the publication shall be done in one of the following manners:

(a)	in the subscriber agreement;

(b)	on the Licensee’s website

(c)	in a separate information page that will be attached to the monthly subscriber invoice, by 19 October 2008.

Addition of Article 72A

6.	After Article 72 of the License shall come:

“ 72A	“Service Termination for Dormant Subscribers

72A.1	If the Licensee wishes to terminate service for a dormant subscriber, it must give the dormant subscriber prior notice of this intention as set forth below (hereinafter, in this Article “notice”). The date for service termination shall not be less than thirty (30) working days from the date the notice is sent.

72A.2	The Licensee shall note in the notice the telephone number that it wishes to terminate service for.

72A.3	The notice to a dormant subscriber shall be done as follows:

(a)	For a subscriber whose name and address are known to the Licensee, in any of the following ways-

(1)	by a letter sent by regular mail;

(2)	by 2 short messages (SMS) that should be sent to the dormant subscriber in intervals of at least two weeks between messages;

(b)	For a subscriber whose name and address are unknown to the Licensee-by four SMSs that should be sent to the dormant subscriber in intervals of at least one week between messages;

(c)	Notwithstanding the above-mentioned in Article (a)(2) and (b), if the subscriber’s terminal equipment does not support the receipt of SMSs, the Licensee shall send the subscriber voice messages instead of SMSs, if the subscriber’s terminal equipment supports the receipt of voice messages.

72A.4	The Licensee shall not terminate service for a dormant subscriber to whom a message was sent if the dormant subscriber notified the Licensee that he does not wish to terminate service. The subscriber may send such a message either by telephone or in writing including by facsimile or electronic e-mail; Notwithstanding the aforesaid, the Licensee may terminate service for a dormant subscriber that notified the Licensee that he is not interested in terminating service, after sending the subscriber at least two messages, as set forth in Article 72A.3 (a) and 72A.5 (a), and in the second message the Licensee notified the subscriber that if within one year of the second message the subscriber will not use the MRT service, service will be terminated for the subscriber, and will not have to send another notification.

72A.5	The Licensee shall not be allowed to send a subscriber an additional notice regarding its request to terminate service, except after one year from the date when the previous notice was sent to the subscriber.

72A.6	The Licensee shall save the telephone number of the dormant subscriber for whom service was terminated for at least three months, from the date of service termination, before returning the number to the telephone number pool of the Licensee itself or be returned to another MRT licensee that originally allocated the telephone number to the dormant subscriber. If during this period a written request is received from the dormant subscriber to renew the service, the Licensee shall renew the service under identical conditions to those that applied before service was terminated, free of charge.

72A.7	If the service is terminated for a dormant Prepaid subscriber, that has a remaining balance, the Licensee shall compensate the dormant subscriber for the amount remaining balance withing 30 days after receipt of a written request from the dormant subscriber that proves that he is the owner of the line for which service was terminated, if the request is received by the Licensee no later than six months from the date of service termination”.

Commencement

7.	This amendment shall become effective on 2 October 2008, except for Article 71A. Blocking MRT Terminal Equipment, which shall become effective on 31 October 2008.

(2 September 2008)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing